                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   NINE MONTHS
                                                        --------- -------------
                                                        1998 1997  1998   1997
                                                        ---- ---- ------ ------
EARNINGS:
Income from continuing operations before minority
 interests and income taxes...........................  $410 $183 $1,120 $1,678
Fixed charges, excluding capitalized interest.........   175  159    542    461
                                                        ---- ---- ------ ------
                                                        $585 $342 $1,662 $2,139
                                                        ==== ==== ====== ======
FIXED CHARGES:
Interest charged to expense...........................  $142 $125 $  440 $  361
Interest portion of rental expense and amortization of
 deferred loan costs..................................    33   34    102    100
                                                        ---- ---- ------ ------
Fixed charges, excluding capitalized interest.........   175  159    542    461
Capitalized interest..................................     6    3     16     12
                                                        ---- ---- ------ ------
                                                        $181 $162 $  558 $  473
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges....................  3.23 2.12   2.98   4.52
                                                        ==== ==== ====== ======

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